Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2026 Equity Incentive Plan and the 2026 Employee Stock Purchase Plan of Hemab Therapeutics Holdings, Inc. of our report dated February 27, 2026 (except for Note 16(a), as to which the date is April 10, 2026, and Note 16(b) and (c), as to which the date is April 27, 2026), with respect to the consolidated financial statements of Hemab ApS included in the registration statement on Form S-1 (File No. 333-294989), as amended, filed with the Securities and Exchange Commission.

/s/ EY Godkendt Revisionspartnerselskab

Copenhagen, Denmark

May 1, 2026